Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF RVELOCITY, INC.,
a Delaware Corporation

RVeloCITY, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

ARTICLE I:

The name of the Corporation is RVeloCITY, Inc. (the “Corporation”).

ARTICLE II:

The address of the registered office of the Corporation in the State of Delaware is c/o Incorporating Services, Ltd., 3500 South DuPont Highway, Dover, Kent County, Delaware 19901. The name of the registered agent at that address is Incorporating Services, Ltd.

ARTICLE III:

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (the “General Corporation Law”).

ARTICLE IV:

This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock authorized to be issued is 170,000,000, of which 150,000,000 shares are designated Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and 20,000,000 shares of which are designated Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”). The total number of shares of Preferred Stock authorized to be issued is 100,000 shares, par value $0.0001 per share.

ARTICLE V:

The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Definitions. For purposes of this Certificate, the following definitions apply:

1.1 “Acquisition” means (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section 1.1, all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (ii) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include (x) an IPO, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

1.2 “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

1.3 “Board” means the Board of Directors of the Corporation.

1.4 “Certificate” means this Certificate of Incorporation.

1.5 “IPO” means any offering of Common Stock of the Corporation pursuant to a registration statement filed and made effective in accordance with the Securities Act.

1.6 “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

1.7 “Parent” of an entity means any entity that, directly or indirectly, owns or controls a majority of the voting power of the voting securities of such entity.

1.8 “Securities Exchange” means the New York Stock Exchange, the Nasdaq Stock Market or any other U.S. stock exchange.

2. Identical Rights. Except as otherwise provided in this Certificate or required by the General Corporation Law, shares of Common Stock shall have the same rights and powers, rank equally, share ratably and be identical in all respects as to all matters.

3. Dividends.

3.1 Class A Common Stock. The holders of the Class A Common Stock shall be entitled to receive dividends if, as and when declared by the Board out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the Board may from time to time determine. Any dividends paid to the holders of shares of Class A Common Stock shall be paid pro rata, on an equal priority, pari passu basis. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or concurrently with the holders of the Class A Common Stock, the Board may in its sole discretion declare dividends on the Class A Common Stock to the exclusion of any other class of shares of the Corporation.

3.2 Class B Common Stock. Except as provided in Section 3.3 of this ARTICLE V:, no dividends shall be declared or payable on the Class B Common Stock.

2

3.3 Stock Dividends. The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.

4. Voting Rights.

4.1 Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held as of the record date for the determination of the stockholders entitled to vote at a meeting of the Corporation’s stockholders (or by written consent in lieu of a meeting of stockholders).

4.2 Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to one (1) vote for each share thereof held as of the record date for the determination of the stockholders entitled to vote at a meeting of the Corporation’s stockholders (or by written consent in lieu of a meeting of stockholders); provided, however, that commencing immediately after the closing of an IPO, each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share thereof held as of the record date for the determination of the stockholders entitled to vote at a meeting of the Corporation’s stockholders (or by written consent in lieu of a meeting of stockholders).

4.3 General. Except as otherwise expressly provided herein or as required by the General Corporation Law, the holders of Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes.

5. Authorized Shares. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock or, in the case of a class or series of Common Stock, such class or series, then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law; provided, that the number of authorized shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class. If the Corporation in any manner subdivides or combines the Class A Common Stock or subdivides or combines the Class B Common Stock, then the outstanding shares of all other classes of Common Stock shall be subdivided or combined in the same proportion and manner.

3

6. Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation.

7. Liquidation Rights. In the event of a Liquidation Event, after the payment of all preferential amounts (if any) required to be paid to the holders of any outstanding shares of Preferred Stock pursuant to this Certificate, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed solely among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

8. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

9. Conversion of Class B Common Stock.

9.1 Voluntary Conversion. At any time and from time to time on or after the one (1)-year anniversary of any IPO, any holder of Class B Common Stock shall have the right, exercisable by written election delivered to the Corporation, to convert all or any portion of the outstanding shares of Class B Common Stock (including any fraction of a Share) held by such holder into an equal number of shares of Class A Common Stock (including any fraction of a share).

9.2 Automatic Conversion Upon Liquidation Event. In connection with a Liquidation Event approved by the Board, all outstanding shares of Class B Common Stock (including any fraction of a share) shall automatically convert into an equal number of shares of Class A Common Stock (including any fraction of a share).

9.3 Automatic Conversion Upon Transfer to Non-Affiliates. Any share of Class B Common Stock shall automatically be converted into one (1) share of Class A Common Stock upon the transfer, assignment, sale or other disposition of such share by the holder (or any of its Affiliates) to which such share of Class B Common Stock was originally issued by the Corporation to a person that is not then an Affiliate of such original holder. For purposes of this Section 9.3, “Affiliate” shall mean, (i) in the case of a natural person or entity held solely by a natural person or the family or estate of such natural person, any spouse, grandchild or member of the immediate family (including adopted children) of such person, any custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of any spouse, grandchild or member of the immediate family (including adopted children) of such person or any trust for the benefit of such person; (ii) in the case of an institutional, private equity, hedge, venture capital or other private investment fund, any partner, limited partner, retired partner, member or retired member of such holder, any affiliated fund, any fund which is controlled by or under common control with one (1) or more general partners of such holder, any fund that is managed and governed by the same management company as such holder, any fund that controls such holder or any fund that is controlled by, under common control with, managed or advised by the same management company or registered investment advisor that controls, is under common control with, manages or advises the fund that controls such holder, (iii) in the case of a mutual fund, pension fund, other pooled investment vehicle or an institutional client, to another mutual fund, pension fund, other pooled investment vehicle or an institutional client in connection with a merger, fund reorganization or otherwise for regulatory or fund management purposes.

4

9.4 Other Automatic Conversion. Upon the earlier of (i) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the outstanding shares of Class B Common Stock at the time of such vote or consent, voting as a separate class, and (ii) the five (5)-year anniversary of the consummation of an IPO (the earlier such date being the “Class B Mandatory Conversion Time”), each outstanding share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock.

9.5 Mechanics of Conversion. Before any holder of Class B Common Stock shall be entitled voluntarily to convert the same into shares of Class A Common Stock pursuant to Section 9.1, or upon the occurrence of an automatic conversion of the Class B Common Stock as provided in Sections 9.2 through 9.4, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class B Common stock, and shall, in the event of a voluntary conversion pursuant to Section 9.1, give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. In the event of a voluntary conversion pursuant to Section 9.1, such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of certificate(s) representing the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date. If the conversion of Class B Common Stock into Class A Common Stock is an automatic conversion pursuant to any of Sections 9.2 through 9.4, such conversion shall be deemed to have been made, (i) in the case of Section 9.2, as of immediately prior to the effectiveness of the applicable Liquidation Event, in the case of Section 9.3, as of the effective date of transfer of the subject shares of Class B Common Stock, and (iii) in the case of Section 9.4, as of the Class B Mandatory Conversion Time; and the person or persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the applicable date or time. Such converted Class B Common Stock shall be retired and cancelled and may not be reissued as shares of such class, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

10. Class B Protective Provisions. The Corporation shall not, without the prior affirmative vote (either at a meeting or by written election) of the holders sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by the General Corporation Law or this Certificate, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Certificate inconsistent with, or otherwise alter, any provision of this Certificate that modifies the voting, par value, rights, powers, preferences, special rights, privileges or restrictions of the Class B Common Stock.

5

ARTICLE VI:

1. Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by the General Corporation Law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the General Corporation Law (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

2. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE VII:

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the next annual meeting of the stockholders of the corporation, or until their successors are elected and qualified, are: (i) Paul Kacir, 2801 E. Camelback Road, Suite 200, Phoenix, Arizona 85016; and (ii) Gerald F. Hayden, Jr., 2801 E. Camelback Road, Suite 200, Phoenix, Arizona 85016.

3. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

4. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

6

ARTICLE VIII:

1. The stockholders shall have the power to adopt, amend, alter or repeal this Certificate. Except as provided in Section 5 of ARTICLE V: and in Section 2 of ARTICLE VI:, any adoption, amendment, alteration or repeal of this Certificate by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by the General Corporation Law or by this Certificate, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors.

2. The stockholders shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation. Any adoption, amendment, alteration or repeal of the Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by the General Corporation Law or by this Certificate, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting as a single class.

ARTICLE IX:

1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

2. If the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Any repeal or modification of the foregoing provisions of this ARTICLE IX: by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to actions or omissions occurring prior to, such repeal or modification.

ARTICLE X:

1. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the General Corporation Law or any other applicable law. The right to indemnification conferred in this ARTICLE X shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the General Corporation Law or any other applicable law. The right to indemnification conferred in this ARTICLE X shall be a contract right.

7

2. The Corporation may, by action of its Board, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by the General Corporation Law or any other applicable law.

3. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the General Corporation Law or any other applicable law.

4. The rights and authority conferred in this ARTICLE X shall not be exclusive of any other right which any person may otherwise have or hereafter acquire. Neither the amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Certificate or the Bylaws of the Corporation, nor, to the fullest extent permitted by the General Corporation Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE X in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE XI:

To the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the General Corporation Law or the Corporation’s Certificate or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein; provided that, if and only if the Chancery Court dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE XII:

The name of the Incorporator is Paul Kacir. The address of the incorporator is 2801 E. Camelback Road, Suite 200, Phoenix, Arizona 85016.

8

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand on this 28th day of March, 2022.

By:	/s/ Paul Kacir
Paul Kacir, Incorporator

9